SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X ] Definitive Additional Materials
[ ] Soliciting Material Pursuant Under Rule 14a-12

JCM PARTNERS, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

          [X] No fee required.

          [   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

2

May 6, 2002

Dear JCM Investor,

In JCM’s Proxy Statement sent to you on April 22, we told you that from time to time we receive inquiries from people seeking to explore possible business combinations with JCM. Because of the upcoming meeting of Members, I am writing to tell you of such an inquiry we have just received.

Sequoia Equities has informed the Board of Managers of Sequoia’s intent to tender an offer to purchase JCM’s units. Sequoia states that its offer will be for $1.25 to $1.30 per unit, but it also states that that amount will be subject to certain reductions and qualifications. We believe those reductions and qualifications are likely to reduce the effective amount of their offer, perhaps significantly, in ways we cannot now determine.

Sequoia’s statement of intent is also subject to a number of conditions, including a member vote and a 6-month waiting and due diligence period thereafter. Sequoia is asking our Board of Managers to consider Sequoia’s proposal when and if delivered. If delivered, your Board will consider it and decide the appropriate action to take at that time.

Meanwhile, the JCM proposals being voted on at the Members’ meeting continue, in my view, to be in the best interest of all of our Members. If adopted, JCM’s proposals would not prevent our pursuing any offer set forth by Sequoia, should the Board of Managers determine that doing so would be in your best interest. Conversely, passage of JCM’s proposals would help the Board protect your interests should the Board determine the opposite.

Sincerely,

Michael Vanni
Chairman

Board of Managers: Henry Conversano, Arthur den Dulk, Frank Deppe, Henry Doorn, Jr., Gayle Ing (CEO), Marvin Helder (Vice-Chairman), Kenneth Horjus, Lois Mol, Neal Nieuwenhuis, Michael Vanni (Chairman)